DIGITAL MUSIC AND VIDEO DISTRIBUTION AGREEMENT

This Digital Music and Video Distribution Agreement (the “Agreement”), together with the Standard Terms and Conditions attached hereto and incorporated by reference, is entered into as of the ___ day of August, 2007 (the “Effective Date”) by and between Mohen, Inc. d/b/a SpiralFrog, a Delaware corporation with its principal place of business at 95 Morton Street, New York, New York 10014, (referred to in this Agreement as “SpiralFrog”) and the distributing party listed on the attached signature page, (referred to in this Agreement as “IODA”).  Unless otherwise indicated, all capitalized terms used in this Agreement have the meaning set forth in the Standard Terms and Conditions.

RECITALS

WHEREAS, SpiralFrog desires to offer advertising-supported digital music, digital video and lyric content to Users (as defined herein) via the Service (as described in Exhibit “A”) in the formats including, but not limited to: (i) Limited Music Downloads, (ii) Limited Music Video Downloads, (iii) Limited Non-Music Video Downloads, (iv) Lyric Displays, (v) Music Streams, (vi) Music Video Streams and (vii) Non-Music Video Streams (as such terms are defined herein);

WHEREAS, IODA owns and controls certain rights in and to digital music, digital video and Related Content (as defined herein) subject to this Agreement; and

WHEREAS, IODA has full power and authority to grant to SpiralFrog the right and privilege to use the Distributed Content (as defined herein) in connection with the Service;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Grant of Rights.

(a)  Subject to the terms and conditions of this Agreement, IODA hereby grants the following limited non-exclusive rights in and to the Distributed Content to SpiralFrog, during the Term and within the Territory, without the right to transfer or sub-license any rights granted herein, except as specifically provided herein:

(i)  the right to reproduce and distribute copies of, to publicly perform and otherwise exploit the Distributed Content solely in connection with the Service;

(ii)  the right to reproduce the Distributed Content in connection with DRM encoding;

(iii)  the right to reproduce and display album artwork in connection with promotion of the Service;

(iv)  the right to collect any and all income derived from the use of the Distributed Content in connection with the Service;

(v)  the right to store, host and prepare backup copies of the Distributed Content solely for the purposes of exercising the specific rights granted hereunder.

(b)  IODA has no objection to SpiralFrog's use of reputable third-party metadata (i.e., data from All Music Guide, Gracenote, Muze and Pollstar) in conjunction with the Distributed Content, but makes no grant or warranty in such regard.

1A.           Delivery of Content.

IODA shall deliver the Distributed Content to SpiralFrog in accordance with the terms and conditions of this Agreement, and as may be provided in the encoding and delivery terms contained in Exhibit D (“Encoding & Delivery Agreement”).  SpiralFrog acknowledges that IODA is comprised of Represented Labels, each of which shall have the individual ability to decline to participate in the Service after being notified of the material terms hereof.  If a particular Represented Label so declines to participate by notifying IODA within IODA’s standard fourteen (14) day opt-out period (“Opt-Out Period”), the terms of this Agreement shall not be applicable to said Represented Label and its recordings shall not be considered part of the Distributed Content subject to this Agreement and shall not be offered by IODA for distribution hereunder, unless otherwise mutually agreed to by IODA and SpiralFrog. Upon expiration of the Opt-Out Period, all Distributed Content and Related Content delivered to SpiralFrog by IODA for use in the connection with the Service shall remain subject to the non-exclusive rights granted to SpiralFrog under this Agreement until the end of the Term. IODA agrees to make good faith efforts to notify Represented Labels of this Agreement within five (5) business days of the Effective Date. Notwithstanding anything to the contrary in this Agreement and/or the Encoding & Delivery Agreement, prior to the delivery by IODA of any A/V Master Music Video Recordings or A/V Master Non-Music Video Recordings, IODA and SpiralFrog will negotiate in good faith mutually agreeable encoding and/or delivery terms for such A/V Master Music Video Recordings and/or A/V Master Non-Music Video Recordings.

2.  Restrictions on Grant of Rights.

(a)  Any and all rights in and to the Distributed Content not expressly granted hereunder are reserved by IODA, including, but not limited to:

(i)  rights to karaoke or synchronization with video games;

(ii)  merchandising rights;

(iii)  rights to derivative works;

(iv)  rights to use, exploit, or permit the use of exploitation of the Distributed Content as a ringtone, ringback tone, or other so-called telecommunication personalization products, although IODA expressly acknowledges that a User may be able to transfer a Master Recording from a full-track folder to a ringtone folder on a cellular telephone if that cellular telephone’s operating system or software fails to restrict such a transfer;

(v)  rights to distribute physical copies of Distributed Content (e.g., CDs or DVDs), apart from any physical copies of Distributed Content which are sold separately on the Service by third parties (i.e., those third parties who represent that IODA has authorized in writing the exercise of such rights), including a hyperlink through which Users may purchase physical copies of Distributed Content (if available).

(b)  IODA hereby acknowledges that the User’s experience of Distributed Content occurs in connection with third-party advertising; however, SpiralFrog shall not:

(i)  use any Distributed Content in a manner that suggests IODA, Represented Labels or artists featured in any specific Distributed Content is associated with or endorses any advertiser, product or service; notwithstanding the preceding, nothing contained herein shall prohibit SpiralFrog from displaying advertisements correlated with Distributed Content or artists featured on Distributed Content when the association is based on some form of data analysis, established research, and/or advertising information provided by a third-party service;

(ii)  display advertisements from any entity whose primary business relates to, or which promotes and/or constitutes the unauthorized distribution of copyrighted material, or any advertisement that promotes tobacco, firearms, hate speech, illegal drugs, pornographically obscene materials, or alcohol, except that SpiralFrog may display advertisements relating to alcohol to Users above the applicable legal drinking age.

(c)  For avoidance of doubt, ownership and control of any copyrights and/or trademarks in the Distributed Content is retained solely by IODA or Represented Labels, and neither SpiralFrog nor any User or other third party shall obtain any ownership rights in any work derived from or that makes use of the Distributed Content.

(d)  SpiralFrog agrees to use commercially reasonable efforts to monitor new content ingested into its catalog to reasonably determine whether a third party (“Duplicate Distributor”) purports to distribute any Distributed Content to SpiralFrog (“Duplicate Distribution”).  If SpiralFrog or IODA discovers a Duplicate Distribution, SpiralFrog will (i) promptly notify the Duplicate Distributor that the Distributed Content concerned has already been licensed from IODA and that SpiralFrog intends to account to IODA, and not the Duplicate Distributor, with respect to the Distributed Content concerned, unless the Duplicate Distributor can provide evidence refuting IODA’s exclusive right to distribute the Distributed Content to SpiralFrog, and (ii) subject to any confidentiality requirements SpiralFrog may be subject to in a third-party agreement, notify IODA of the name and contact information of the Duplicate IODA so that IODA may take action as it deems appropriate.  SpiralFrog will make commercially reasonable efforts to cooperate with IODA to resolve matters relating to such Duplicate Distributor.

3.  Compensation.

In consideration of the rights granted herein, SpiralFrog shall pay IODA the following amounts, which will be calculated on a monthly basis:

(a)  Music Royalty.  With respect solely to SpiralFrog’s exploitation of Limited Music Downloads and Music Streams, SpiralFrog shall pay to IODA a royalty equal to fifty percent (50%) of Gross Music Revenue multiplied by IODA’s Music Royalty Share.

The “Music Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Music Plays and Music Streams, and the denominator of which shall be the sum of the number of Music Plays, Music Streams, Service-wide Music Plays and Service-wide Music Streams

(b)  Music Video Royalty.  With respect solely to SpiralFrog’s exploitation of Limited Music Video Downloads and Music Video Streams, SpiralFrog shall pay to IODA a royalty equal to fifty percent (50%) of Gross Music Video Revenue multiplied by IODA’s Music Video Royalty Share.

The “Music Video Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Music Video Plays and Music Video Streams, and the denominator of which shall be the sum of the number of Music Video Plays, Music Video Streams, Service-wide Music Video Plays and Service-wide Music Video Streams.

(c)  Non-Music Video Royalty.  With respect solely to SpiralFrog’s exploitation of Limited Non-Music Video Downloads and Non-Music Video Streams, SpiralFrog shall pay to IODA a royalty equal to fifty percent (50%) of Gross Non-Music Video Revenue multiplied by IODA’s Non-Music Video Royalty Share.

The “Non-Music Video Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Non-Music Video Plays and Non-Music Video Streams, and the denominator of which shall be the sum of the number of Non-Music Video Plays, Non-Music Video Streams, Service-wide Non-Music Video Plays and Service-wide Non-Music Video Streams.

(d)  Lyric Royalty Exclusion.  All revenue derived from Music Lyrics shall be specifically excluded from IODA’s compensation, including, but not limited to, Music Royalty, Music Video Royalty, and Non-Music Video Royalty.

(e)  Unsold Advertising Inventory.  SpiralFrog shall provide to IODA, and IODA shall be entitled to use, a pro-rata share of twenty-five percent (25%) of SpiralFrog’s unsold advertising inventory, which IODA may use to promote Distributed Content owned and/or controlled by IODA.  IODA’s pro-rata share of unsold advertising inventory shall be determined by using the fraction used in calculating IODA’s Music Royalty Share multiplied by twenty-five percent (25%) of the unsold advertising inventory available based upon the previous quarter’s royalty calculation (or in the case of the Service’s first quarter after launch, a commercially reasonable estimate of the same).  IODA’s share of unsold advertising inventory is exclusively provided to IODA for use by IODA and may not be sold, exchanged, transferred, bartered or donated to any other party (including IODA’s Represented Labels, artists, affiliates, partners or associated entities) and may not be utilized for any purpose other than to promote Distributed Content owned and/or controlled by IODA. SpiralFrog reserves the right to reject any advertising, which it, in good faith, considers (i) offensive to its audience or (ii) in violation of this Section 3(e).

(f)  Publishing Fees Not Included.  The rights granted by IODA to SpiralFrog under this Agreement do not include any rights to perform, reproduce or otherwise use the musical compositions embodied in the Distributed Content.  SpiralFrog is solely responsible for obtaining any rights in and to such musical compositions that may be required in connection with the operation of the Service, and for paying any and all related royalties and fees.  IODA will make reasonable commercial efforts on an ongoing basis during the term of this Agreement to supply SpiralFrog with all publishing information for the Distributed Content that IODA has in its possession, custody or control for the Distributed Content.

(g)  SpiralFrog will use its best efforts to track Music Plays, Service-wide Music Plays, Video Streams and Service-wide Video Streams using the system of each Covered Device, which systems are subject to interruptions and other interference not within SpiralFrog’s control, and that such interruptions and other interference will affect the royalty calculations set forth above.

(h)  Favored Terms.  SpiralFrog represents, warrants and covenants that as long as this Agreement is in effect,  IODA shall receive no less favorable royalty rates, including, without limitation, “penny rate” floors, Music Royalty, Video Royalty, and Non-Music Video Royalty, than provided to any other provider of sound recordings and/or audio visual recordings on the Service, including, without limitation, the corporation commonly referred to as “Universal Music Group.” If SpiralFrog enters an agreement that includes more favorable royalty rates than granted to IODA herein, including, without limitation, a “penny rate” floor, SpiralFrog will notify IODA within thirty (30) days of entering into any such agreement and IODA thereafter will have thirty (30) days within which to accept or reject any such more favorable royalty rates.  SpiralFrog will not enter into multiple agreements with the same contracting party so as to avoid its obligations hereunder.

4.  Term.

The term of this Agreement shall commence on the Effective Date and remain in effect until the earlier of (i) one year from the date of SpiralFrog’s official launch in the USA or (ii) October 31, 2008 ( the “Initial Term”), and shall automatically renew on a quarterly basis following expiration of the Initial Term unless otherwise terminated by either party on thirty (30) days’ written notice to the other party to this effect (collectively, the Initial Term and any renewal terms, the “Term”).

5.  Territory.

The territory of rights granted herein shall be the universe, with the exception of any territory restrictions which are noted in the metadata accompanying the Distributed Content or of which IODA otherwise notifies SpiralFrog in writing according to the terms of Sections 4 and 13 of the Standard Terms and Conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

MOHEN, INC. d/b/a SPIRALFROG

By:	________________________________	_______________________

Print name:	Date

Title:

INDEPENDENT ONLINE DISTRIBUTION ALLIANCE, INC.

By:	________________________________	_______________________

Print name:	Date

Print name:	Date

DIGITAL MUSIC AND VIDEO LICENSE AGREEMENT/SOUND RECORDINGS

STANDARD TERMS AND CONDITIONS

1.  Definitions.

“A/V Master Music Video Recording” shall mean an audio/visual work distributed hereunder that embodies a Master Recording in synchronization with visual images.

“A/V Master Non-Music Video Recording” shall mean an audio/visual work, including without limitation, a television program, television clip, motion picture, trailer, video game, or other audiovisual content (whether or not including musical content) other than a music video licensed hereunder that embodies a Master Recording.

“Confidential Information” shall mean (a) information relating to the business affairs, employees, providers, financial condition, marketing or development plans, strategies, inventions, discoveries, ideas, concepts, processes, techniques, methodologies, know-how, trade secrets, forecasts and forecast assumptions and volumes, performance, pricing or operations of the disclosing party that the disclosing party treats as confidential or proprietary, (b) the parties’ conduct, decisions, documents, and negotiations as part of, and the status of, any dispute resolution proceedings, (c) any other information, whether in a tangible medium or oral, and whether proprietary to the disclosing party or not, that is reasonably understood to be confidential or proprietary.

“Covered Device” shall mean each of (a) a Personal Computer that supports DRM and is able to receive Distributed Content via a communications network or (b) a Portable Digital Music Device that supports DRM and is able to receive Distributed Content.

“Distributed Content” shall mean each Master Recording, A/V Master Music Video Recording, A/V Master Non-Music Video Recording, and/or Related Content delivered by IODA to SpiralFrog under the terms of the Agreement.

“DRM” shall mean digital rights management technology that imposes controls over the use of Distributed Content that is no less secure than that prevailing in the industry, including the Security Systems set forth in this Agreement and that is no less protective than the security features provided for any other sound recording, artwork or other content on its Service.

“Gross Lyric Revenue” means all Gross Advertising Revenue generated in connection with the Music Lyrics on the Service. For the avoidance of doubt, Gross Lyric Revenue shall not include Gross Music Revenue, Gross Music Video Revenue, or Gross Non-Music Video Revenue.

“Gross Music Revenue” means all Gross Advertising Revenue generated in connection with the Master Recordings on the Service and Gross Advertising Revenue not generated in connection with A/V Master Music Video Recordings, A/V Master Non-Music Video Recordings or Music Lyrics on the Service. For the avoidance of doubt, Gross Music Revenue shall not include Gross Lyric Revenue, Gross Music Video Revenue, or Gross Non-Music Video Revenue.

“Gross Music Video Revenue” means all Gross Advertising Revenue generated in connection with the A/V Master Music Video Recordings on the Service. For the avoidance of doubt, Gross Music Video Revenue shall not include Gross Lyric Revenue, Gross Music Revenue, or Gross Non-Music Video Revenue.

“Gross Non-Music Video Revenue” means all Gross Advertising Revenue generated in connection with the A/V Master Non-Music Video Recordings on the Service. For the avoidance of doubt, Gross Non-Music Video Revenue shall not include Gross Lyric Revenue, Gross Music Revenue, or Gross Music Video Revenue.

“Gross Advertising Revenue” shall mean all non-returnable monies actually received or credited in connection with the Service during the Term, including: (i) fees paid directly or indirectly to the SpiralFrog in connection with the Service, including any access charges, per-stream charges, online or other connection charges, transaction charges, commissions subscription fees or other consideration paid to SpiralFrog directly or indirectly by Users, internet service providers, on-line franchises, companies or other entities (to the extent permitted by this Agreement) in connection with the Service; (ii) revenues from sales of advertising, sponsorships and promotions in connection with the Service, including, without limitation, streaming pre-roll ads, streaming post-roll ads, multi-video ad units, dynamic ad insertions and gateway advertisements; (iii) referral fees, “bounties,” affiliate fees and like fees generated through the Service and ecommerce revenue from sales of products and services offered as part of, or through, the Service; and (iv) access to, use of, or upgrades to any proprietary software used for access to or use of, the Service, or to download products, services or content (to the extent permitted by this Agreement and applicable law). Notwithstanding the foregoing, revenues earned from the sale of Distributed Content in a physical “finished goods” configuration (e.g., CDs, DVDs, vinyl) within the Service shall be specifically excluded from the definition of Gross Advertising Revenue, Gross Non-Music Video Revenue, Gross Music Revenue, Gross Music Video Revenue and Gross Lyric Revenue. For purposes of determining any non-cash component of Gross Advertising Revenue, such non-cash consideration will be accounted for based on the fair market value of any goods, services or other real, personal, tangible or intangible property received (except as otherwise determined consistent with Generally Accepted Accounting Principals).

“Limited Music Download” shall mean an encrypted digital transmission of a time-limited or other use-limited download of a Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User’s agreement with SpiralFrog and is only available to such User through such Covered Device for a limited period of time.  Each Limited Music Download times out within two (2) months from the date on which the User first downloaded the Master Recording, or from the date on which the User last reconnected his/her Covered Device so that the Service can renew the license and collect play-count information (“Time-Out Period”). Notwithstanding the foregoing, in the event any Other Label is granted a Time Out Period that is shorter than the period described in the previous sentence, then SpiralFrog agrees to provide such shorter period to this Agreement.

“Limited Music Video Download” shall mean an encrypted digital transmission of a time-limited or other use-limited download of an A/V Master Music Video Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User’s agreement with SpiralFrog and is only available to such User through such Covered Device for a limited period of time.  Each Limited Music Video Download times out within two (2) months from the date on which the User first downloaded the A/V Master Music Video Recording, or from the date on which the User last reconnected his/her Covered Device so that the Service can renew the license and collect play-count information (“Time-Out Period”). Notwithstanding the foregoing, in the event any Other Label is granted a Time-Out Period that is shorter than the period described in the previous sentence, then SpiralFrog agrees to provide such shorter period to this Agreement.

“Limited Non-Music Video Download” shall mean an encrypted digital transmission of a time-limited or other use-limited download of an A/V Master Non-Music Video Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User’s agreement with SpiralFrog and is only available to such User through such Covered Device for a limited period of time.  Each Limited Non-Music Video Download times out within two (2) months from the date on which the User first downloaded the A/V Master Non-Music Video Recording, or from the date on which the User last reconnected his/her Covered Device so that the Service can renew the license and collect play-count information (“Time-Out Period”). Notwithstanding the foregoing, in the event any Other Label is granted a Time-Out Period that is shorter than the period described in the previous sentence, then SpiralFrog agrees to provide such shorter period to this Agreement.

“Lyric Displays” shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive and view Music Lyrics associated with a particular IODA-controlled Master Recording upon request at a time chosen by the User, with the print, copy, cut and paste functionality disabled.

“Master Recording” shall mean an audio-only master sound recording.

“Music Lyrics” shall mean the words of a particular song.

“Music Play” shall mean each instance whereby a User causes a IODA-controlled Master Recording to be heard in its entirety on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Music Download.

“Music Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Music Plays and Music Streams, and the denominator of which shall be the sum of the number of Music Plays, Music Streams, Service-wide Music Plays and Service-wide Music Streams.

“Music Stream” shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive and listen to a particular IODA-controlled Master Recording upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

“Music Video Play” shall mean each instance whereby a User causes an IODA-controlled A/V Master Music Video Recording to be heard and seen in its entirety on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Music Video Download.

“Music Video Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Music Video Plays and Music Video Streams, and the denominator of which shall be the sum of the number of Music Video Plays, Music Video Streams, Service-wide Music Video Plays and Service-wide Music Video Streams.

“Music Video Stream” shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive, view, and listen to a particular IODA-controlled A/V Music Video Master Recording upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such A/V Master Music Video Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Music Video Recording.

“Non-Music Video Play” shall mean each instance whereby a User causes an IODA-controlled A/V Master Non-Music Video Recording to be heard and seen in its entirety on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Non-Music Video Download.

“Non-Music Video Stream” shall mean an encrypted digital transmission from Secured Servers via the Service that allows a User to receive, view, and listen to a particular IODA-controlled A/V Master Non-Music Video Recordings upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such A/V Master Non-Music Video Recordings (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Non-Music Video Recording.

“Non-Music Video Royalty Share” shall equal a fraction, the numerator of which shall be the sum of the number of Non-Music Video Plays and Non-Music Video Streams, and the denominator of which shall be the sum of the number of Non-Music Video Plays, Non-Music Video Streams, Service-wide Non-Music Video Plays and Service-wide Non-Music Video Streams.

“Person” shall mean a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, a division, any governmental authority or any other entity or organization.

“Personal Computer” shall mean an Internet Protocol (IP)-enabled desktop or notebook computer.

“Portable Digital Music Device” shall mean a portable device (including, but not limited to, mobile-telephone and other mobile devices that may operate on a wireless communications network) that is used for the storage and play/playback of digital audio/video files (i.e., files encoded in MP3, AAC, WMA, WMV or similar format).

“Related Content” shall mean IODA-provided identifying material with respect to the Master Recordings, A/V Master Music Video Recordings, and A/V Master Non-Music Video Recordings licensed hereunder, including, but not limited to, trademarks, album artwork, artists’ names, biographies, likenesses, metadata and ISRC codes.

“Represented Labels” shall mean individual artists and/or record labels for whose catalog IODA may grant digital distribution rights, including, but not limited to, those granted under this Agreement, and further including those persons for whose catalogs IODA has at execution and/or acquires such rights during and throughout the term of this Agreement.

“Secured Server” shall mean a server that is owned and operated by SpiralFrog or on SpiralFrog’s behalf and protected by means of (a) reasonable physical security that meets or exceeds the prevailing physical security practices in the industry and (b) reasonable firewall and/or other digital security technology that meets or exceeds the prevailing digital security technology practices in the industry.

“Service” shall mean the online service described in Exhibit A, which offers Users Limited Music Downloads, Music Streams, Limited Music Video Downloads, Music Video Streams, Limited Non-Music Video Downloads, Non-Music Video Streams, and/or Lyric Displays transmitted from Secured Servers to the Covered Devices of Users in accordance with the terms and conditions of this Agreement and is supported by third-party advertising.

“Service-wide Lyric Displays” shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of Music Lyrics associated with Master Recordings of third parties contributing Music Lyrics to the Service that allow Users to receive and view those particular Music Lyrics upon request at a time chosen by the User, with the print, copy, cut and paste functionality disabled.

“Service-wide Music Plays” are the total number of instances where Users cause Master Recordings of third parties contributing Master Recordings to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

“Service-wide Music Streams” shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of Master Recordings of third parties contributing Master Recordings to the Service that allow Users to receive and listen to those particular Master Recordings upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

“Service-wide Music Video Plays” are the total number of instances where Users cause A/V Master Music Video Recordings of third parties contributing A/V Master Music Video Recordings to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

“Service-wide Music Video Streams” shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of A/V Master Music Video Recordings of third parties contributing A/V Master Music Video Recordings to the Service that allow Users to receive, view, and listen to those particular A/V Master Music Video Recordings upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such A/V Master Music Video Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Music Video Recording.

“Service-wide Non-Music Video Plays” are the total number of instances where Users cause A/V Master Non-Music Video Recordings of third parties contributing A/V Master Non-Music Video Recordings to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

“Service-wide Non-Music Video Streams” shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of A/V Master Non-Music Video Recordings of third parties contributing A/V Master Non-Music Video Recordings to the Service that allow Users to receive, view, and listen to those particular A/V Master Non-Music Video Recordings upon request at a time chosen by the User using streaming technology through the User’s Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such A/V Master Non-Music Video Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Non-Music Video Recording.

“Territory” shall mean the universe, with the exception of any excluded territories in the metadata accompanying the Distributed Content or of which IODA has otherwise notified SpiralFrog in writing according to the terms of Sections 4 and 13 of the Standard Terms and Conditions.

“User” shall mean any individual who is a registered user of the Service, having agreed to SpiralFrog’s user agreement, and who is authorized by SpiralFrog to access Limited Music Downloads, Music Streams, Limited Music Video Downloads,  Music Video Streams, Limited Non-Music Video Downloads, Non-Music Video Streams, Lyric Displays and/or any individual who uses the Service solely to access 30-second Music Streams, 30-second Music Video Streams, or 30-second Non-Music Video Streams via the Service solely for personal, non-commercial use.

2.  SpiralFrog Service Obligations.

(a)  Service Operation.  SpiralFrog will be responsible for all DRM encoding, hosting, serving and providing clearinghouse and other functions necessary for the operation of the Service in accordance with the terms and conditions of this Agreement.

(b)  User Agreement.  SpiralFrog shall require each User to enter into a user agreement which prohibits further distribution of the Licensed Content.

(c)  Limitations on User Access.  SpiralFrog’s user agreement shall state that each User shall only be authorized to access Limited Music Downloads, Music Streams, Limited Music Video Downloads, Music Video Streams, Limited Non-Music Video Downloads, Non-Music Video Streams and Lyric Displays through the Service on, and for each User Covered Device shall only include, at any one time, up to one (1) Personal Computer and up to two (2) Portable Digital Music Devices.

(d)  Buy Link.  Upon a User’s selection of Distributed Content, SpiralFrog will make commercially reasonable efforts to provide a hyperlink, through which the User can purchase permanent copies (in electronic and/or physical format) of the Distributed Content (with respect to which IODA is compensated under third-party financial arrangements) to the extent readily available through retail channels made available on the Service.

(e)  Metadata.  IODA will provide SpiralFrog with all metadata associated with the Distributed Content.  SpiralFrog shall use commercially reasonable efforts to use metadata delivered by IODA to SpiralFrog hereunder.  IODA shall deliver such metadata to SpiralFrog via FTP in either XML or tab delineated format or as otherwise mutually agreed between the parties in writing.  Notwithstanding anything to the contrary contained in this Agreement, IODA shall retain all right, title and interest in and to any IODA-provided metadata delivered hereunder.

(f)  Security Compliance.

(i)  In connection with any use of Distributed Content, SpiralFrog shall implement and maintain copy protection and DRM technology and systems, consistent with accepted industry practices (collectively, “Security Systems”) with respect to the Service under its supervision and/or control, including Secured Servers and operating systems, that:

(A)  are designed to prevent unauthorized reproduction and distribution of Distributed Content;

(B)  encrypt Distributed Content with a reasonably current version of DRM technology accepted within the industry;

(C)  are sufficient to track and enforce the use and other license limitations contemplated by this Agreement; and

(D)  generally meet or exceed accepted industry practices for the licensed delivery of music via digital transmission.

(ii)  SpiralFrog shall protect Distributed Content with DRM using then-current industry standards security technology and no less protective than the security features provided for any other similar content on its Service. If necessary, SpiralFrog shall upgrade its equipment and software, during the Term, at its own cost, to the extent required to comply with the terms of this Section 2(f)(ii). If either IODA or SpiralFrog discovers that any security measures enacted by SpiralFrog on the Service have been breached (a "Security Incident") and SpiralFrog either (i) has actual knowledge of such breach or (ii) receives notice of such breach from IODA that can be verified, then SpiralFrog will be required to temporarily remove the Distributed Content involved in the Security Incident promptly (but in no event later than three (3) business days) after acquiring such actual knowledge or notice.  Notwithstanding the foregoing, in the event SpiralFrog reasonably determines that the relevant security measure can be repaired, updated or improved such that similar Security Incidents are unlikely to occur in the future and such repair, update or improvement can be made, and is in fact made, then SpiralFrog will not be required to temporarily remove the Distributed Content involved in the Security Incident.

3.  Accounting.

(a)  Payment Process.  SpiralFrog shall pay royalties due to IODA hereunder within thirty (30) days after the end of each monthly accounting period (or partial period in the event of an early termination or expiration before the calendar close of such accounting period) by wire or ACH banking transfer, provided IODA provides such bank account and related information to SpiralFrog in writing within a reasonable period of time.

(b)  Accounting Statements.  In connection with each royalty payment hereunder, SpiralFrog shall provide IODA with an electronic statement (“Statement”) in conformance with  the “IODA Reporting Specifications” attached as Exhibit G and hereby incorporated by reference showing the total number of  Music Plays, Music Streams, Music Video Plays, Music Video Streams, Non-Music Video Plays and Non-Music Video Streams identified by each individual Master Recording, A/V Master Recording, A/V Non-Music Video Recording including the ISRCs, UPCs, IODA provided track IDs, IODA provided release IDs for the relevant Master Recordings, A/V Master Music Video Recordings and A/V Master Non-Music Video Recordings distributed to Users via the Service as (i) Limited Music Downloads, (ii) Limited Music Video Downloads, (iii) Limited Non-Music Video Downloads, (iv) Music Streams, (v) Music Video Streams and/or (vi) Non-Music Video Streams.  Further, SpiralFrog will furnish monthly transactional data information showing the track codes and release codes assigned by IODA, the UPC codes, ISRC codes, the ID codes provided by SpiralFrog, date of transaction for the Distributed Content. SpiralFrog agrees to make reasonable efforts to offer Distributed Content no later than fifteen (15) days after such Distributed Content is delivered to SpiralFrog.

(c)  Audit.  During the Term and for two (2) years thereafter, IODA shall be entitled, once during every calendar year, upon at least thirty (30) days’ prior written notice, to examine the books and records of SpiralFrog to determine the accuracy of SpiralFrog royalty statements (a “Royalty Examination”).  Such Royalty Examination shall be conducted solely at IODA’s expense by a certified public accountant in good standing.  Such Royalty Examination shall take place at SpiralFrog’s place of business during normal business hours, in a manner designed to be as non-disruptive to SpiralFrog’s business as possible.  IODA shall not conduct an audit more frequently than once every twelve (12) months.  Should such audit reveal an underpayment of ten percent (10%) or greater, then, in addition to immediate payment of such underpayment, SpiralFrog shall reimburse IODA the reasonable costs of conducting such audit.

(d)  All statements rendered by SpiralFrog shall be incontestable three (3) years after the date due, unless an objection in writing is made for each such statement.  Any objection must specify, with particularity, the reason for such objection, and if an audit is to be conducted with respect to such statement, it must be conducted within three (3) years of the issuance of such statement. Notwithstanding any applicable statutes of limitations, IODA waives any action brought in connection with an audit of any royalty statement unless such action is brought within one (1) year after the date of the commencement of any such audit.

(e)  If SpiralFrog is required by law to withhold any taxes or other moneys ("withholdings") from any payment due to IODA, SpiralFrog will deliver to IODA an official receipt evidencing SpiralFrog's payment of the tax or other amount withheld and such other documentation as IODA may require to obtain credit against IODA's taxes for the withholding concerned.  If that documentation is not furnished or if that tax credit is not available to IODA, SpiralFrog will bear the obligation concerned at its own expense without recourse to IODA and will remit the full amount of the payment concerned to IODA without deduction; if the withholding concerned has already been deducted from payments to IODA, SpiralFrog will remit the amount of the withholding to IODA upon IODA's request.

(f)  All payments to IODA shall be computed and remitted in United States dollars.  Each conversion from another currency for the purpose of computing such payments shall be calculated at the rate of exchange originally received by SpiralFrog, minus all related currency conversion and/or transactional fees paid by SpiralFrog.

(g)  If SpiralFrog is actually prevented by law or government order from making any payment to IODA in United States dollars, SpiralFrog will promptly notify IODA and will not commingle the moneys concerned with SpiralFrog's other assets or with the property of any other person or entity, but will hold those moneys separately and in trust for IODA or deposit them as IODA instructs in writing.  SpiralFrog will continue to be obligated for each such amount, with interest at the local equivalent "prime" commercial rate, until IODA (or the depository so designated by IODA) has actually received it.

(h)  Insurance. During the Term and for one (1) year thereafter, SpiralFrog at its sole cost and expense will procure and maintain from a reputable insurance company general liability insurance and errors and omissions insurance coverage sufficient to cover any losses or damages arising out of SpiralFrog’s activities hereunder.

(i)  In addition to the foregoing, if SpiralFrog makes available to other  distributors of audio or audio visual recordings (“Other Label(s)”) reports that state when Distributed Content first becomes available to Users, then SpiralFrog will provide such a report to IODA.

4.  Distributed Content /Takedown Procedure.

(a)  The rights granted hereunder shall apply solely to the Master Recordings, A/V Master Music Video Recordings, A/V Master Non-Music Video Recordings and Related Content delivered by IODA to SpiralFrog.  Subject to IODA’s standard opt-out provision in Section 1(A) of this Agreement, IODA will deliver or make readily available new Master Recordings, A/V Master Music Video Recordings, A/V Master Non-Music Video Recordings, and Related Content no less often than IODA updates its other digital-service and retail partners. In the event IODA provides other digital-service and retail partners with distributed content lists, then IODA shall provide SpiralFrog with the same and no less frequently than IODA updates its other digital-service and retail partners.

(b)  If any Distributed Content ceases to be owned or controlled by IODA for any reason, or if a third party formally challenges IODA’s rights in a Master Recording, A/V Master Music Video Recording or A/V Master Non-Music Video Recording where such challenge may have a material affect on the rights granted under this Agreement, then upon IODA’s written notice and request, SpiralFrog shall remove access to such Master Recording, A/V Master Music Video Recording, A/V Master Non-Music Video Recording and/or Music Lyrics from the Service within three (3) business days of such request.  IODA, its Represented Labels and/or affiliated parties shall not exercise the takedown right described in this paragraph in a manner that would defeat or frustrate the rights granted to SpiralFrog under the Agreement.

(c)  SpiralFrog shall not exploit the rights conveyed herein relating to any Distributed Content prior to the official USA release date of an album embodying such Distributed Content, provided IODA provides SpiralFrog with sufficient advance notice in the metadata.  Further and notwithstanding the foregoing, SpiralFrog may exploit those rights conveyed herein before such release date to the extent that SpiralFrog must reproduce Distributed Content to receive, store, and prepare its availability to Users (for example, as ephemeral copies) without distributing it to Users.

5.  SpiralFrog’s Third-Party Obligations.

Except as specifically set forth herein, SpiralFrog will be solely responsible for procuring any and all licenses, clearances and/or consents that may be required to operate, or from the operation of, the Service as contemplated hereby.  Without limiting the generality of the foregoing, SpiralFrog will be responsible for all payments required to be paid in connection with public performance licenses, digital phonorecord delivery mechanical licenses, and, if applicable, synchronization licenses, from owners and/or administrators of music composition copyrights (or their agents, including, without limitation, performance rights societies, mechanical collection societies and other bodies) in connection with the Service. Additionally, SpiralFrog will be responsible for securing public performance licenses and paying all associated fees for the public performance of Distributed Content including without limitation Master Recordings, A/V Master Non-Music Video Recordings and A/V Master Music Video Recordings.

6.  IODA’s Third-Party Obligations.

(a)  IODA shall be responsible for paying any and all royalties to Represented Labels, and/or other persons resulting from SpiralFrog’s reproduction, sale, transmission, distribution, promotion and/or use of Distributed Content and Related Content as authorized under this Agreement (excluding, for avoidance of doubt, any copyrighted musical compositions embodied therein and the public performances of any Distributed Content as set forth in Section 5 of the Standard Terms and Conditions above).

(b)           IODA shall make reasonable efforts to provide any necessary parental advisory warnings (if and to the extent artists and record labels furnish same to IODA) in connection with the Distributed Content.

7.  Intellectual Property.

(a)  Ownership of Distributed Content.  All right, title and interest in and to the Distributed Content, including all intellectual property rights inherent therein are owned or controlled by IODA. SpiralFrog will not hereunder contest, or assist others in contesting, IODA’s rights or interests in the IODA Content, or the validity of such ownership. Without limiting the generality of the foregoing, this Agreement does not grant to SpiralFrog:  (i) any copyright ownership interest in any IODA Content; (ii) any rights outside the Territory; or (iii) any rights to any endorsement by IODA.  SpiralFrog will not attempt, represent, or purport to transfer to any person any rights of ownership in or to any of the IODA Content.

(b)  Ownership of SpiralFrog Service and Related Systems.  As between SpiralFrog and IODA, SpiralFrog owns all right, title and interest in and to the Service (subject to ownership of Distributed Content as described in paragraph 7(a)), including all intellectual property rights in and to all elements and components related thereto, and all goodwill associated with the Service will inure solely to the benefit of SpiralFrog.  IODA understands and agrees that it shall not acquire any right, title or interest in or to the Service, or any part thereof, by reason of this Agreement or the performance hereof.  All rights not specifically granted herein with respect to the Service are reserved to SpiralFrog.  IODA will not contest, or assist other non-affiliated parties in contesting, SpiralFrog’s rights and interests in the Service or the validity of such ownership (including all intellectual property rights in and to all elements and components related thereto).

(c)  Consumer Data.  SpiralFrog shall be the sole owner of any and all demographic and User data related to the Service, including, but not limited to, survey information, IP addresses, User activity, cookies and email addresses. To the extent practicable and at SpiralFrog’s discretion, SpiralFrog may provide IODA with anonymous, aggregate consumer data related to IODA’s Distributed Content.

8.  Representations, Warranties and Covenants; Indemnity.

(a)  Each party represents to the other party that:

(i)  such party has the full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(ii)  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(iii)  this Agreement has been duly executed and delivered by an authorized officer, and is a legal, valid and binding obligation enforceable against such party in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditor’s rights generally, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

(iv)  the execution, delivery and performance of this Agreement will not constitute a breach or default under any contract or agreement to which such party is a party or by which such party is bound or otherwise violate the rights of any third person;

(v)  that party’s performance hereunder will not violate federal, state or local laws, regulations and ordinances; and,

(vi)  no consent, approval or authorization of or from any governmental entity or any other person not a party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for its execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

(b)  IODA hereby warrants and represents to SpiralFrog that:

(i)  IODA owns or controls the Distributed Content and has the right to grant all rights granted herein to the Distributed Content;

(ii)  IODA is a duly organized and existing company in good standing under the laws of its place and country of formation, and has the right, power and authority to enter into this Agreement, to grant the rights agreed to be granted by IODA hereunder.

(iii)  IODA has not made and will not make any grant, assignment, commitment, license or do or permit any act which will or might materially interfere with or impair the full and complete performance of SpiralFrog’s full and complete exercise of the rights and privileges granted herein.

(iv)  there are no liens, claims or encumbrances which might conflict with or otherwise affect any of the provisions of this Agreement or SpiralFrog’s promotion or exploitation of the Distributed Content and Related Content as set forth herein throughout the universe during the Term.

(c)  SpiralFrog hereby represents and warrants to IODA that:

(i)  SpiralFrog shall take all reasonable steps necessary to implement and shall comply with its security obligations set forth in this Agreement; and,

(ii)  all of the Distributed Content and related artwork and metadata shall only reside on servers owned, authorized or controlled by SpiralFrog.

(d)  SpiralFrog agrees to indemnify, defend and hold harmless IODA and its respective officers, employees and agents (“IODA Indemnitees”) from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attorneys’ fees) (“Claims”) incurred or suffered by any IODA Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by, arising from or related to:  (i) SpiralFrog’s failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation or warranty hereunder; (ii) the operation of the Service or SpiralFrog’s business; and (iii) any acts or omissions of any SpiralFrog employee or agent.  IODA shall promptly notify SpiralFrog in writing of any Claim and allow SpiralFrog to control the defense thereof.

(e)  IODA agrees to indemnify, defend and hold harmless SpiralFrog, its respective officers, employees and agents, (collectively, the “SpiralFrog Indemnitees”) from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attorneys’ fees) (“Claims”) incurred or suffered by any SpiralFrog Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by, arising from or related to: (i) IODA’s failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation or warranty hereunder;  and (ii) any acts or omissions of any IODA employee or agent.  SpiralFrog shall promptly notify IODA in writing of any Claim and allow IODA to control the defense thereof.

(f)  EXCLUSION OF WARRANTIES.  THE EXPRESS WARRANTIES IN THIS AGREEMENT WILL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.  Termination; Survival.

(a)  IODA shall have the right to terminate this Agreement after providing thirty (30) days’ prior written notice to SpiralFrog in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, SpiralFrog fails to cure such alleged breach.  The foregoing notice and cure period shall not apply in the event: (i) SpiralFrog breaches in a material respect Section 4 of the Standard Terms and Conditions above, or (ii) if SpiralFrog purports to assign any of its rights and/or obligations hereunder to a third party except as specifically permitted hereunder, without IODA’s prior, written consent.

(b)  SpiralFrog shall have the right to terminate this Agreement at any time on thirty (30) days’ prior written notice to IODA, in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, IODA fails to cure such alleged breach.

(c)  All representations, warranties and indemnities shall survive expiration or termination of this Agreement.

(d)  Within ninety (90) days after the Effective Date of any termination under this Section, each User’s rights to the Distributed Content shall lapse.

(e)  This subparagraph 9(e), paragraphs 8, 11, 14, 15, 17, and 18 and those obligations of this Agreement that may reasonably be expected to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

10.  Assignment.

This Agreement shall not be assignable by either party without the prior written consent of the non-assigning party and any such assignment shall be invalid ab initio.  Notwithstanding the preceding sentence, IODA may assign this Agreement in conjunction with a transfer, merger and/or acquisition of a substantial portion of the assigning party’s business, stock, or assets, or to any entity controlled by, controlling or under common control with the assigning party.

11.  Arbitration.

All disputes of any kind, nature or description arising in connection with the terms and conditions of this Agreement shall be submitted to arbitration in the City of San Francisco, County of San Francisco, and State of California under the then prevailing rules of the American Arbitration Association by an arbitrator or arbitrators to be selected as follows: Each of the parties shall, by written notice to the other, have the right to appoint one arbitrator. If, within ten (10) days following the giving of such notice by one party the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If ten (10) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator.  The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of costs, expenses, and attorneys’ fees of arbitration, which shall be borne by the unsuccessful party.

12.  No Partnership.

Nothing contained herein shall be construed to place the parties in the relationship of partners or joint venturers, and SpiralFrog shall have no power to obligate or bind IODA in any manner whatsoever.

13.  Notices.

All notices required hereunder shall be in writing and shall be given either by personal delivery, facsimile or by registered or certified mail (postage prepaid), and shall be deemed given hereunder (unless actual receipt is hereinabove required) on the date delivered, or faxed or a date two business days after the date mailed.  Until further notice, the addresses of the parties shall be as follows:
SPIRALFROG:

Mohen, Inc.
95 Morton Street
New York, NY 10014
Attn:                      Chief Executive Officer

With a courtesy copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attn:                      Harry Packman, Esq.

IODA:                                Copies to both:

IODA Inc.
539 Bryant Street
Suite 303
San Francisco, CA 94107
Attn:                      Chief Executive Officer

IODA Inc.
539 Bryant Street
Suite 303
San Francisco, CA 94107
Attn:                      Legal Department

Each party will provide current contacts for each of technical, marketing, content, financial and publicity matters.  IODA will provide notices regarding territorial restrictions in the metadata accompanying the Distributed Content.  The initial list of such contacts for each party is attached as Exhibit E.

14.  Confidential Information.

(a)  The party receiving Confidential Information shall not disclose the Confidential Information of the disclosing party, except as permitted under this Agreement.  All Confidential Information will be held and protected by the receiving party in confidence and will be used and disclosed by the receiving party only as required to render performance or to exercise rights and remedies under this Agreement. The foregoing shall not apply to any information generally available to the public, independently developed, or lawfully and independently obtained. The receiving party may disclose the disclosing party’s Confidential Information to its officers, directors, employees, legal representatives, accountants, tax advisors, agents and contractors, on a need-to-know basis. Notwithstanding the foregoing, this Agreement and its contents may be disclosed by SpiralFrog to a third party under appropriate confidentiality requirements in connection with (i) a due diligence examination being conducted by such third party in connection with the corporate organization, reorganization, or capitalization of SpiralFrog; (ii) subject to a court order or subpoena; or, (iii) as required in a case brought by or against a party hereto.

(b)  The disclosing party’s Confidential Information is and will remain the property of the disclosing party, and no disclosure under this Agreement grants or confers any ownership rights in or license to any of that information to the non-disclosing party (excluding express licenses and grants set forth in this Agreement).

(c)  Promptly upon expiration or termination of this Agreement and upon the request of the disclosing party, the receiving party will either: (i) return to the disclosing party all of its Confidential Information; or (ii) destroy all of such disclosing party’s Confidential Information and certify to such destruction in writing.

14A.                      Public Communications.

Neither party hereto shall, without the prior written consent of the other party, issue any press release or make any other public announcement or statement relating to any terms and conditions of this agreement or any fact, matter, event or surrounding circumstance leading to or relating to the negotiation thereof to which such party was privy or of which it was otherwise made aware.

14B.                      Copyright Notices.

SpiralFrog shall cause all copyright notices relating to uses of  Distributed Content  to be conspicuously displayed upon the web page by means of which SpiralFrog’s customers commence use of the Distributed Content and related metadata.  Each copyright notice shall be displayed in the following format, as designated by IODA in each instance for the download concerned:  “(P) (C) [Year of first publication] [IODA-designated name].”  SpiralFrog shall not, through its acts or omissions, defeat, impair or alter in any way any copyright protection technology, metadata or mechanism embedded in or associated with the Distributed Content or any related artwork or materials delivered by IODA hereunder.  SpiralFrog shall not contest, or voluntarily assist others in contesting, IODA’s rights or interests in the Distributed Content or the validity of such ownership at any time, during or after the Term.

15.  Entire Agreement/Amendment.

This Agreement, including all exhibits, schedules and attachments hereto (incorporated herein by this reference), represents the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the parties (whether written or oral) with respect to the subject matter hereof.  This Agreement may not be altered or amended except in a written instrument executed by authorized representatives of both parties.  This Agreement shall be deemed to exist and the parties intend to be bound only upon signature of a written agreement by both parties, and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement or other understanding between the parties.

16.  Force Majeure.

Neither party shall be liable to the other for any failure or delay caused by events beyond the parties’ control, including, without limitation, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, technical failures, fire, flood, war, blockage, acts of public enemy, civil disturbance, and/or any resultant interruption in public services, including mail delivery (except that no such event shall excuse performance hereunder for an excess of three (3) months).

17.  Waiver; Severability; Headings; Counterparts.

No right that either party has regarding this Agreement may be waived or modified except by the waiving party in writing.  If any provision of this Agreement is held to be invalid or unenforceable, the remainder shall remain in full force and effect.  The division of this Agreement into sections, clauses, paragraphs or subdivisions thereof, and the insertion of headings, are for convenience and reference only and shall not affect the construction or interpretation hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.  A copy or facsimile of a signature shall be binding upon the signatory as if it were an original signature.

18.  Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE NON-AFFECTED PARTY.

End of Standard Terms and Conditions

Exhibit “A”

SpiralFrog Service Description

Exhibit “B”

IODA Export SpecificationsExhibit “C”

Excluded Territories

[See Metadata]Exhibit “D”

Encoding And Delivery Agreement

This Encoding and Delivery Agreement is made this ____ day of August, 2007, by and between Mohen Inc. d/b/a SpiralFrog (“SpiralFrog”), and Independent Online Distribution Alliance, Inc. (“IODA”).

Reference is hereby made to that certain Digital Music and Video Distribution Agreement between IODA and SpiralFrog (“Agreement”) of equal date hereto.  All capitalized terms in this letter agreement shall have the meanings ascribed to them in the Agreement.

(a)           (i)           Subject to the terms contained herein, SpiralFrog agrees to pay to IODA the  following encoding and delivery fees (“E&D Fees”) as follows: (A) Fifty Thousand Dollars ($50,000) payable upon full execution of the Agreement; and (B) Fifty Thousand Dollars ($50,000) (“2nd Payment”) payable within thirty (30) days of IODA delivering or making available to Spiral Frog the total number of Master Recordings IODA warrants and represents are considered Distributed Content as of the date the first Opt-Out Period ends (“Initial Delivery”); and (C) and ten cents ($.10) per each additional Master Recording delivered to SpiralFrog after the Initial Delivery.

(ii)           In the event the Initial Delivery is less than 75% of the total number of full-length Master Recordings encoded and available for delivery throughout the Territory  (“Available Masters”) on the Effective Date, then the 2nd Payment payable will be Fifty Thousand Dollars ($50,000) multiplied by the Deliverable Share. The Deliverable Share shall equal a fraction, the numerator of which shall be the Initial Delivery, and the denominator of which shall be the Available Masters. For clarity and by way of example, if the Initial Delivery to SpiralFrog contained only 745,000 Master Recordings the 2nd Payment amount would equal $37,250 ($50,000 multiplied by the following fraction (745,000/1,000,000).

(b)           In exchange for the E&D Fees IODA agrees to deliver  the following: (i) one full-length stereo encoding in WMA format (192 kbps) of each Master Recording delivered to SpiralFrog throughout the Term, and (ii) one thirty second (0:30) stereo extract Preview Clip of such Master Recording in WMA format (64 kbps).

Unless otherwise agreed, the foregoing initial media delivery shall be delivered from IODA to SpiralFrog at SpiralFrog’s expense on hard drive(s).  SpiralFrog shall supply its own compatible hard drive(s), or upon request IODA will supply a 300 GB (usb2 port) hard drive to SpiralFrog at IODA’s cost, currently $180 plus shipping but subject to change.  Subsequent deliveries may be made via hard drive or over FTP.

Along with each encoding delivery, IODA will deliver Metadata for each encoding, formatted as specified in the IODA Export Specifications (v1.16) attached hereto as Exhibit B and hereby incorporated.  IODA reserves the right to make changes to the IODA Export Specifications from time-to-time throughout the Term upon reasonable notice to SpiralFrog.  Artwork image files will be delivered in JPG format at the size of 300 x 300, at 300 dpi.

Exhibit “E”

Contacts

IODA contacts:

SpiralFrog contacts:

1.           Technical:
Mr. Vesa Suomalainen, CTO, vesa@spiralfrog.com, 206-605-8201
Jim Campbell, CIO, jim@spiralfrog.com, 516-319-3780

2.           Marketing/Standards and Publicity:
Matthew Stern, Marketing Officer
matthew.stern@spiralfrog.com, 718-578-3019

3.           Content and Financial:
Orville Hagler, VP, Entertainment Programming
orville@spiralfrog.com, 718-839-0941

Exhibit “F”

SpiralFrog Content Delivery Standards

Exhibit “G”

IODA Reporting Specifications

See the Excel File entitled IODA Report Data Spec 2.0 which contains the Fields and Elements Outlined Below:

[Missing Graphic Reference]